                                                                  Exhibit (A)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated October 15, 1998, and the related Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Internet World Media, Inc. by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                            MECKLERMEDIA CORPORATION

                                       BY

                           INTERNET WORLD MEDIA, INC.

                            A WHOLLY-OWNED SUBSIDIARY

                                       OF

                               PENTON MEDIA, INC.

                                       AT

                              $29.00 NET PER SHARE

         Internet World Media, Inc. (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Penton Media, Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of Mecklermedia Corporation, a Delaware corporation (the "Company"), at a purchase price of $29.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 15, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Tendering stockholders who have Shares registered in their name and who tender directly will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Following the Offer, the Purchaser intends to effect the Merger described below.


THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 18, 1998, UNLESS THE OFFER IS EXTENDED.

         The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 7, 1998 (the "Merger Agreement"), by and among the Company, the Purchaser, Parent and Alan M. Meckler ("Stockholder") pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions set forth therein, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than any Shares held by Parent, any wholly-owned subsidiary of Parent, in the treasury of the Company, and other than

Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive an amount equal to $29.00 in cash (without interest).
         THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT EACH OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE OFFER AND THE MERGER, IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
         Parent, the Purchaser, the Company and Stockholder, who beneficially owns approximately 26% of the outstanding Shares (the "Stockholder Shares"), have entered into a Tender, Voting and Option Agreement dated October 7, 1998 (the "Tender, Voting and Option Agreement"), pursuant to which Stockholder has agreed, among other things, (i) to tender in the Offer all of the Stockholder Shares now owned or which may hereafter be acquired by Stockholder, (ii) to grant to Parent an option to purchase the Stockholder Shares in certain circumstances, (iii) to appoint Parent and the Purchaser, or any nominee of Parent and the Purchaser, as his proxy to vote the Stockholder Shares in connection with the Merger Agreement and with respect to certain questions put to the stockholders of the Company, in each case, in accordance with the terms and conditions of the Tender, Voting and Option Agreement, (iv) not to transfer any of the Stockholder Shares, and (v) not to acquire any additional Shares whether pursuant to the exercise of any options or otherwise.
         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED PRIOR TO THE EXPIRATION OF THE OFFER AND NOT PROPERLY WITHDRAWN A NUMBER OF SHARES WHICH, TOGETHER WITH THE SHARES TO BE ACQUIRED PURSUANT TO THE TENDER, VOTING AND OPTION AGREEMENT, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 13 AND 14 OF THE OFFER TO PURCHASE.
         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates (the "Share Certificates") for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal delivered with the Offer to Purchase (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal.
         If the conditions to the Offer specified in Section 13 of the Offer to Purchase have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), with prior written consent of the Company after November 27, 1998, to extend the Offer from time to time, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below).
         Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after December 13, 1998. The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 18, 1998, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
         The information required to be disclosed pursuant to Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.
         The Company is providing the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.
         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
         Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the other tender offer documents may be obtained from the Information Agent or the Dealer Manager, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                            (212) 929-5500 (Collect)
                                       or
                         CALL TOLL FREE: (800) 322-2885

                      The Dealer Manager for the Offer is:

                          DONALDSON, LUFKIN & JENRETTE
                                 277 Park Avenue
                            New York, New York 10172
                          (212) 892-7700 (Call Collect)

October 15, 1998